Exhibit 99.1
PRESS RELEASE

Community Bancorp. announces retirement of Chairman Richard C. White

November 12, 2010	For immediate release

For more information contact: Steve Marsh, President and CEO at (802)-334-7915

Trading Symbol:  CMTV
(traded on the OTCBB)

Today Community Bancorp. (the “Company”) and Community National Bank (the “Bank”), Derby, Vermont announced the planned retirement of Chairman Richard C. White from their Boards of Directors, effective January 1st, 2011.

Mr. White joined the Bank on January 22, 1980 as a member of the Board of Directors.  While on the Bank’s Board, he helped to oversee the Bank’s transition to a bank holding company structure, and has served on the Company’s Board since its founding.  In addition to his service on the Boards of the Company and Bank, Mr. White served as a Vice President of the Company and the Bank, and became President and CEO of the Bank in 1986. He assumed the additional role of President of the Company and Chairman of the Boards of the Company and Bank upon Arthur Judd’s retirement on March, 1987.

Over the years, Mr. White has provided strong leadership and demonstrated a deep commitment to the Company.  He has led the Company through a period of significant growth, with its expansion into Vermont’s Caledonia and Washington Counties. The highlight of his tenure was the Company’s purchase of LyndonBank, effective December 31st, 2007.  With this purchase, the Company approached $500 million in assets, increased its market presence in Vermont’s Northeast Kingdom and expanded its branch network into Vermont’s Lamoille and Franklin Counties.

On January 1st, 2008, Mr. White decided to reduce his workload as President Steve Marsh assumed the title of CEO from him. Since that time he has remained as Chairman of the Board to support a smooth transition in management, and will remain as Chairman through December 31, 2010.  Effective January 1, 2011 President and CEO Steve Marsh will assume the title of Chairman.

The whole Community National Bank family joins in wishing Chairman White best wishes as he enters the next phase of his very active life.

Community Bancorp. is a bank holding company with consolidated assets of approximately $527 million as of September 30, 2010.  It is the parent company of Community National Bank, an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls